Exhibit 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-186044 on Form N-2 of our report dated June 17, 2013, relating to the financial statements of Blackstone Alternative Alpha Fund II (the “Fund”), as of May 31, 2013 and the period March 5, 2013 (date of inception) to May 31, 2013 appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 18, 2013